                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (AMENDMENT NO. 3)1

                           ELITE PHARMACEUTICALS,INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    28659T200
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                             THOMAS J. FLEMING, ESQ.
               OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 29, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the
following box |_|.

            Note.  Schedules  filed  in  paper  format  shall  include  a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 16 Pages)

--------
     1      The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

--------------------------                           ---------------------------
CUSIP No. 28659T200                 13D                  Page 2 of 16 Pages
--------------------------                           ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           BRIDGE VENTURES, INC.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     FLORIDA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    369,970(1)
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                369,970(1)
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     369,970(1)
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Consists of (a) 284,720 shares of Common Stock and (b) 85,250 shares of Common Stock issuable upon the exercise of warrants.

--------------------------                           ---------------------------
CUSIP No. 28659T200                 13D                  Page 3 of 16 Pages
--------------------------                           ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           SMACS HOLDING CORP.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     FLORIDA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    121,000(1)
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                121,000(1)
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     121,000(1)
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Consists of (a) 46,000  shares of Common Stock and (b) 75,000 shares of Common Stock issuable upon the exercise of warrants.

--------------------------                           ---------------------------
CUSIP No. 28659T200                 13D                  Page 4 of 16 Pages
--------------------------                           ---------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           BRIDGE VENTURES, INC. EMPLOYEE PENSION PLAN
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                     FLORIDA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   102,200(1)
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                102,200(1)
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     102,200(1)
--------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.0%
--------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON*

                     EP
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Consists of (a) 92,200  shares of Common Stock and (b) 10,000 shares of Common Stock issuable upon the exercise of warrants.

--------------------------                           ---------------------------
CUSIP No. 28659T200                 13D                  Page 5 of 16 Pages
--------------------------                           ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           HARRIS FREEDMAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    492,970(1)
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                102,200(2)
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                492,970(1)
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                102,200(2)
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     595,170(1)(2)
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Consists of (a) 2,000 shares of Common Stock,  (b) 369,970 shares of
            Common Stock owned by Bridge Ventures, Inc. (including 85,250 shares of Common Stock  issuable upon exercise of warrants  owned by Bridge
            Ventures,  Inc.) and (c)  121,000  shares of Common  Stock  owned by
            SMACS  Holding  Corp.  (including  75,000  shares  of  Common  Stock issuable upon exercise of warrants owned by SMACS Holding Corp.).

(2)         Consists of 102,200 shares of Common Stock owned by Bridge Ventures,
            Inc.  Employee Pension Plan (including 10,000 shares of Common Stock issuable upon exercise of warrants  owned by Bridge  Ventures,  Inc.
            Employee Pension Plan).

--------------------------                           ---------------------------
CUSIP No. 28659T200                 13D                  Page 6 of 16 Pages
--------------------------                           ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           SHARON WILL
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    240,800(1)
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                240,800(1)
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     240,800(1)
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Consists of (a) 7,500 shares of Common Stock,  (b) 217,500 shares of
            Common Stock owned by Saggi Capital Corp.  (including 110,000 shares of Common Stock  issuable upon  exercise of warrants  owned by Saggi
            Capital  Corp.),  (c) 7,450  shares of Common  Stock  owned by Saggi
            Capital Corp.  Money  Purchase  Plan, and (d) 8,350 shares of Common
            Stock owned by Saggi Capital Corp. Profit Sharing Plan.

--------------------------                           ---------------------------
CUSIP No. 28659T200                 13D                  Page 7 of 16 Pages
--------------------------                           ---------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           SAGGI CAPITAL CORP.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*

                     WC, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                     NEW YORK
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   217,500(1)
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                217,500(1)
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     217,500(1)
--------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.2%
--------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Consists  of (a)  107,500  shares  of Common  Stock and (b)  110,000 shares of Common Stock issuable upon the exercise of warrants.

--------------------------                           ---------------------------
CUSIP No. 28659T200                 13D                  Page 8 of 16 Pages
--------------------------                           ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           SAGGI CAPITAL CORP. MONEY PURCHASE PLAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     NEW YORK
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    7,450
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                7,450
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     7,450
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     .1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     EP
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                           ---------------------------
CUSIP No. 28659T200                 13D                  Page 9 of 16 Pages
--------------------------                           ---------------------------

================================================================================
   1           NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           SAGGI CAPITAL CORP. PROFIT SHARING PLAN
--------------------------------------------------------------------------------
   2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
   3           SEC USE ONLY

--------------------------------------------------------------------------------
   4           SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
   5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
   6           CITIZENSHIP OR PLACE OF ORGANIZATION

                     NEW YORK
--------------------------------------------------------------------------------
UMBER OF           7      SOLE VOTING POWER
 SHARES
NEFICIALLY                      8,350
OWNED BY
  EACH
EPORTING
RSON WITH      -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                8,350
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     8,350
--------------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     .1%
--------------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     EP
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                           ---------------------------
CUSIP No. 28659T200                 13D                  Page 10 of 16 Pages
--------------------------                           ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           MICHAEL H. FREEDMAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    23,500(1)
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                23,500(1)
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     23,500(1)
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     .2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Consists of (a) 18,500  shares of Common  Stock and (b) 5,000 shares of Common Stock issuable upon the exercise of warrants.

--------------------------                           ---------------------------
CUSIP No. 28659T200                 13D                  Page 11 of 16 Pages
--------------------------                           ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           THE ELITE VALUE COMMITTEE
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    859,470(1)
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                859,470(1)
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     859,470(1)
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     8.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Consists  of (a)  2,000  shares  of  Common  Stock  owned by  Harris
            Freedman,  (b)  369,970  shares  of  Common  Stock  owned by  Bridge
            Ventures,  Inc.  (including  85,250 shares of Common Stock  issuable upon  exercise  of warrants  owned by Bridge  Ventures,  Inc.),  (c)
            121,000  shares  of  Common  Stock  owned  by  SMACS  Holding  Corp.
            (including  75,000 shares of Common Stock  issuable upon exercise of warrants owned by SMACS Holding Corp.), (d) 102,200 shares of Common
            Stock  owned  by  Bridge  Ventures,   Inc.   Employee  Pension  Plan
            (including  10,000 shares of Common Stock  issuable upon exercise of warrants owned by Bridge Ventures,  Inc. Employee Pension Plan), (e)
            7,500  shares of Common  Stock  owned by Sharon  Will,  (f)  217,500 shares of  Common  Stock  owned by Saggi  Capital  Corp.  (including
            110,000  shares of Common Stock  issuable  upon exercise of warrants owned by Saggi  Capital  Corp.),  (g) 7,450  shares of Common  Stock owned by Saggi Capital Corp.  Money  Purchase Plan, (h) 8,350 shares of Common Stock owned by Saggi  Capital Corp.  Profit  Sharing Plan, and (i) 23,500  shares of Common Stock owned by Michael H.  Freedman
            (including  5,000 shares of Common Stock  issuable  upon exercise of warrants owned by Michael H. Freedman).

--------------------------                           ---------------------------
CUSIP No. 28659T200                 13D                  Page 12 of 16 Pages
--------------------------                           ---------------------------

            The following constitutes Amendment No. 3 ("Amendment No. 3") to the
Schedule 13D filed by the undersigned.  This Amendment No. 3 amends and restates the Schedule 13D as specifically set forth below.

   Item 4 is hereby amended to add the following:

            On August 29, 2002, Harris Freedman delivered a letter to the Issuer requesting the Issuer to provide a list of record holders of the Issuer's Common
Stock or mail the Committee's  Consent  Solicitation  Statement to such security holders  pursuant  to Rule  14a-7 of the  Securities  Exchange  Act of 1934,  as
amended.  A copy of the letter is attached as an exhibit hereto and incorporated herein by reference.

   Item 7 is hereby amended to add the following exhibit:

            3.          Letter  from Harris  Freedman to Elite  Pharmaceuticals,
                        Inc. dated August 29, 2002.

--------------------------                           ---------------------------
CUSIP No. 28659T200                 13D                  Page 13 of 16 Pages
--------------------------                           ---------------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  August 29, 2002                       BRIDGE VENTURES, INC.

                                              By: /s/ Harris Freedman
                                                  ------------------------------
                                                  Harris Freedman, Secretary

                                              SMACS HOLDING CORP.

                                              By: /s/ Harris Freedman
                                                  ------------------------------
                                                  Harris Freedman, Secretary

                                              BRIDGE VENTURES, INC.
                                              EMPLOYEE PENSION PLAN

                                              By: /s/ Harris Freedman
                                                  ------------------------------
                                                  Harris Freedman, Trustee

                                              /s/ Harris Freedman
                                              ------------------------------
                                              HARRIS FREEDMAN

                                              SAGGI CAPITAL CORP.

                                              By: /s/ Sharon Will
                                                  ------------------------------
                                                  Sharon Will, President

                                              SAGGI CAPITAL CORP.
                                              MONEY PURCHASE PLAN

                                              By: /s/ Sharon Will
                                                  ------------------------------
                                                  Sharon Will, Trustee

                                              SAGGI CAPITAL CORP.
                                              PROFIT SHARING PLAN

                                              By: /s/ Sharon Will
                                                  ------------------------------
                                                  Sharon Will, Trustee

                                              /s/ Sharon Will
                                              ----------------------------------
                                              SHARON WILL

                                              /s/ Michael H. Freedman
                                              ----------------------------------
                                              MICHAEL H. FREEDMAN

--------------------------                           ---------------------------
CUSIP No. 28659T200                 13D                  Page 14 of 16 Pages
--------------------------                           ---------------------------

                                  EXHIBIT INDEX

Exhibit                                                                  Page
-------                                                                  ----

1.    Joint Filing Agreement dated August 5, 2002 (previously
      filed).

2.    Letter from Harris Freedman to Elite Pharmaceuticals, Inc.
      dated August 5, 2002 (previously filed).

3.    Letter from Harris Freedman to Elite Pharmaceuticals, Inc.
      dated August 29, 2002.                                            15-16

--------------------------                           ---------------------------
CUSIP No. 28659T200                 13D                  Page 15 of 16 Pages
--------------------------                           ---------------------------

                                 HARRIS FREEDMAN
                            1241 Gulf of Mexico Drive
                           Longboat Key, Florida 34228

                                              August 29, 2002

Elite Pharmaceuticals, Inc.
165 Ludlow Avenue
Northvale, New Jersey 07647
Attn: Corporate Secretary

Dear Sir or Madam:

            Harris  Freedman (the  "Shareholder")  is the  beneficial  holder of
595,170  shares  (at least  1,000  shares of which are held of record) of common stock, $0.10 par value (the "Common Stock"), of Elite  Pharmaceuticals,  Inc., a
Delaware corporation (the "Company"),  as of the close of business on August 29,
2002.

            The  Shareholder  hereby  requests,  pursuant  to Rule  14a-7 of the
Securities  Exchange Act of 1934, as amended  ("Exchange Act"), that the Company provide,  within five business days of receipt of this letter, a complete record or list of the  holders of shares of Common  Stock,  certified  by its  transfer agent(s)  and/or  registrar(s),  showing the name,  address and number of shares registered  in the name of each such  holder,  as of August 5, 2002 (the "Record
Date"),  the record  date  established  for the  purpose of  soliciting  written consents of the  shareholders of the Company to, among other things,  remove and replace the members of the Company's Board of Directors.

            If the Company refuses this request,  then the Shareholder  requests that the Company,  pursuant to Rule 14a-7(b)(2) of the Exchange Act, mail copies of the Shareholder's  solicitation  materials, to be furnished to the Company by the Shareholder,  to the persons designated in the preceding  paragraph who hold
1000 or more shares of Common Stock as of the Record Date.

            The Company shall notify the  Shareholder  within five business days of its election to either provide the Shareholder with the information set forth above, or to mail  solicitation  materials on the  Shareholder's  behalf. If the
Company elects to mail solicitation  materials on the Shareholder's behalf, then the Company  shall  provide the  Shareholder  with the  estimated  costs of such mailing.

            The Shareholder  will bear the reasonable  expenses  incurred by the
Company from the  production of the  information  demanded,  or from mailing the
Shareholder's solicitation materials.

            Please immediately advise Thomas J. Fleming of Olshan Grundman Frome
Rosenzweig & Wolosky LLP at (212) 753-7200,  as to the Company's  intentions regarding this matter.

                                           /s/ Harris Freedman
                                           -------------------
                                           Harris Freedman

--------------------------                           ---------------------------
CUSIP No. 28659T200                 13D                  Page 16 of 16 Pages
--------------------------                           ---------------------------

State of New York                   )
                                    )  ss:
County of New York                  )

                 HARRIS FREEDMAN, being sworn, states:

      1.         I executed the foregoing  letter for the purpose of enabling me to solicit and communicate  with the Company's  shareholders to take the following actions (the "Proposals"):

                       (A)    Removal of three present  members of the Company's
                              Board  of  Directors  without  cause,   Donald  S.
                              Pearson, Harmon Aronson and Eric L. Sichel and any
                              person or persons elected to the Board to fill any
                              vacancy  arising since the last annual  meeting of
                              stockholders  or any newly created  directorships;
                              and

                       (B)    Election  of  Harris  Freedman,  Sharon  Will  and
                              Michael H.  Freedman to the Board of  Directors to
                              fill the newly created vacancies on the Board, and
                              to serve until  their  respective  successors  are
                              duly elected and qualify.

      2.         I will not use the list  information for any purpose other than to solicit and communicate  with security  holders with respect to the Company's  intended consent  revocation  solicitation in opposition  to the  solicitation  of  consents  in favor of the
                 Proposals.

      3.         I will not disclose such  information  to any person other than myself and to my employees and agents,  to the extent necessary to effectuate the communication and solicitation.

                                                      /s/ Harris Freedman
                                                      -------------------
                                                      Harris Freedman

Subscribed and sworn to before me
this 29th day of August, 2002.

/s/ Michael H. Freedman
-----------------------
Notary Public

My commission expires:_____________________